Exhibit 2
                              AGREEMENT AND PLAN

                         OF REORGANIZATION AND MERGER

                                BY AND BETWEEN

                             UWHARRIE CAPITAL CORP

                                      AND

                              ANSON BANCORP, INC.






                                August 3, 1999

                               TABLE OF CONTENTS


ARTICLE I.  AGREEMENT TO MERGE..............................................2

      1.01.  Names of Merging Corporations..................................2
      1.02.  Nature of Transaction..........................................2
      1.03.  Effect of Merger; Surviving Corporation........................2
      1.04.  Assets and Liabilities ........................................2
         a.  Anson..........................................................2
         b.  Anson Heritage.................................................3
      1.05.  Conversion of Stock........................................... 3
             a. Right to Receive Cash...................................... 3
             b. Exchange Procedures........................................ 4
             c. Surrender of Certificates.................................. 4
             d. Antidilutive Adjustments....................................4
             e. Dissenters' Rights..........................................4
             f. Lost Certificates...........................................5
             g. Outstanding Uwharrie Stock..................................5
      1.06.  Articles, Bylaws and Management................................5
      1.07.  Closing; Articles of Merger; Effective Time....................5

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF ANSON........................6

      2.01.  Organization; Standing; Power..................................6
      2.02.  Capital Stock..................................................6
      2.03.  Principal Shareholders.........................................7
      2.04.  Subsidiaries...................................................7
      2.05.  Convertible Securities, Options, Etc...........................7
      2.06.  Authorization and Validity of Agreement;
                 Recommendation of Anson's Board
                 of Directors...............................................7
      2.07.  Validity of Transactions; Absence of
                 Required Consents or Waivers...............................8
      2.08.  Anson Books and Records........................................8
      2.09.  Anson Reports..................................................8
      2.10.  Anson Financial Statements.....................................9
      2.11.  Tax Returns and Other Tax Matters..............................9
      2.12.  Absence of Material Adverse Changes
                 or Certain Other Events...................................10
      2.13.  Absence of Undisclosed Liabilities............................10
      2.14.  Compliance with Existing Obligations..........................10
      2.15.  Litigation and Compliance with Law............................11
      2.16.  Real Properties...............................................12
      2.17.  Loans, Accounts, Notes and Other Receivables..................12
      2.18.  Securities Portfolio and Investments..........................13
      2.19.  Personal Property and Other Assets............................14

      2.20.  Patents and Trademarks........................................14
      2.21.  Environmental Matters.........................................14
      2.22.  Absence of Brokerage or Finders Commissions...................16
      2.23.  Material Contracts............................................16
      2.24.  Employment Matters; Employee Relations........................16
      2.25.  Employment Agreements; Employee Benefit Plans.................17
      2.26.  Insurance.....................................................19
      2.27.  Insurance of Deposits.........................................19
      2.28.  Obstacles to Regulatory Approval..............................20
      2.29.  Disclosure....................................................20

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF UWHARRIE...................20

      3.01.  Organization; Standing; Power.................................20
      3.02.  Authorization and Validity of Agreement.......................20
      3.03.  Validity of Transactions; Absence of
                Required Consents or Waivers...............................21
      3.04.  Obstacles to Regulatory Approval..............................21
      3.05.  Disclosure....................................................21
      3.06.  No Shareholder Approval.......................................22
      3.07.  Funds Availability............................................22
      3.08.  Compliance with Capital Adequacy Guidelines...................22

ARTICLE IV.  COVENANTS OF ANSON............................................22

      4.01.  Affirmative Covenants of Anson................................22
             a.  Meeting of Shareholders...................................22
             b.  Preparation and Distribution of
                    Proxy Statement........................................22
             c.  Recommendation of Anson's
                    Board of Directors.....................................23
             d.  Conduct of Business Prior to Effective Time...............23
             e.  Notice of Certain Changes or Events.......................24
             f.  Further Action; Instruments of Transfer, etc..............24
             g.  Termination and Funding of Anson Pension Plan.............24
             h.  Application for Bank Charter..............................24
      4.02.  Negative Covenants of Anson...................................24
             a.  Amendments to Articles of Incorporation
                    or Bylaws..............................................24
             b.  Change in Capital Stock...................................25
             c.  Options, Warrants and Rights..............................25
             d.  Dividends.................................................25
             e.  Employment, Benefit or Retirement
                    Agreements or Plans....................................25
             f.  Increase in Compensation..................................25
             g.  Accounting Practices......................................26
             h.  Acquisitions; Additional Branch Offices...................26
             i.  Changes in Business Practices.............................26

             j.  Exclusive Merger Agreement................................26
             k.  Acquisition or Disposition of Assets......................27
             l.  Debt; Liabilities.........................................27
             m.  Liens; Encumbrances.......................................27
             n.  Waiver of Rights..........................................28
             o.  Other Contracts...........................................28

ARTICLE V.  COVENANTS OF UWHARRIE..........................................28

      5.01.  Board of Directors............................................28
      5.02   Dividends.....................................................28
      5.03   Inconsistent Agreements.......................................28
      5.04   Reimbursement for Certain Expenses............................29

ARTICLE VI.  MUTUAL AGREEMENTS.............................................29

      6.01.  Regulatory Approvals..........................................29
      6.02.  Information for Preparation of Applications
             and Proxy Statement...........................................29
      6.03.  Access........................................................30
      6.04.  Costs.........................................................30
      6.05.  Announcements.................................................30
      6.06.  Environmental Studies.........................................30
      6.07.  Employees; Severance Payments
                Employee Benefits..........................................31
             a.  Employment Agreements.....................................31
             b.  Employment of Other Anson Employees.......................31
             c.  Severance Compensation....................................32
             d.  Employee Benefits.........................................32
             e.  Employee Bonus............................................33
      6.08.  Confidentiality...............................................33
      6.09.  Directors' and Officers' Liability Insurance..................33

ARTICLE VII.  CONDITIONS PRECEDENT TO MERGER...............................34

      7.01.  Conditions to all Parties' Obligations........................34
            a.  Approval by Governmental or Regulatory
                  Authorities; No Disadvantageous Conditions...............34
            b.  Adverse Proceedings, Injunction, Etc.......................34
            c.  Proxy Materials............................................34
            d.  Approval by Boards of Directors and
                  Shareholders.............................................34
            e.  Fairness Opinion...........................................35
            f.  No Termination or Abandonment..............................35
            g.  Articles of Merger.........................................35
      7.02.  Additional Conditions to Anson's
                 Obligations...............................................35
            a.  Compliance with Laws.......................................35

            b.  Uwharrie's Representations and Warranties
                 and Performance of Agreements; Officers'
                 Certificate ..............................................36
            c.  Legal Opinion of Uwharrie Counsel..........................36
            d.  Other Documents and Information from Uwharrie..............36
            e.  Acceptance by Anson's Counsel..............................36
      7.03.  Additional Conditions to Uwharrie's Obligations...............36
            a.  Material Adverse Change....................................36
            b.  Compliance with Laws.......................................36
            c.  Anson's Representations and Warranties and
                  Performance of Agreements; Officers' Certificate.........37
            d.  Legal Opinion of Anson Counsel.............................37
            e.  Other Documents and Information from Anson.................37
            f.  Acceptance by Uwharrie's Counsel...........................37
            g.  Certain Merger Expenses....................................37
            h.  Pension Plan Expenses......................................37

ARTICLE VIII.  TERMINATION; BREACH; REMEDIES...............................38

      8.01.  Mutual Termination............................................38
      8.02.  Unilateral Termination........................................38
            a.  Termination by Uwharrie....................................38
            b.  Termination by Anson.......................................39
      8.03.  Breach; Remedies..............................................39

ARTICLE IX.  INDEMNIFICATION...............................................40

      9.01.  Indemnification ..............................................40

ARTICLE X.  INDIVIDUAL AGREEMENTS OF ANSON'S DIRECTORS.....................41

      10.01.  Actions as a Directors.......................................41
      10.02.  Actions as an Individual.....................................41
      10.03.  Definitions..................................................42
            a.  Compete....................................................42
            b.  Customer...................................................42
            c.  Financial Institution......................................42
            d.  Person.....................................................42

ARTICLE XI.  MISCELLANEOUS PROVISIONS......................................43

      11.01.  "Previously Disclosed" Information...........................43
      11.02.  Survival of Representations, Warranties,
                  Indemnification and Other Agreements.....................43
            a.  Representations, Warranties and Other
                   Agreements..............................................43
            b.  Indemnification............................................43
      11.03.  Waiver.......................................................43

      11.04.  Amendment....................................................43
      11.05.  Notices......................................................44
      11.06.  Further Assurance............................................44
      11.07.  Headings and Captions........................................44
      11.08.  Entire Agreement.............................................44
      11.09.  Severability of Provisions...................................44
      11.10.  Assignment...................................................44
      11.11.  Counterparts.................................................45
      11.12.  Governing Law................................................45

SIGNATURES.............................................................45 & 46

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                                BY AND BETWEEN
                              ANSON BANCORP, INC.
                                      AND
                             UWHARRIE CAPITAL CORP


            THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (hereinafter called "Agreement") entered into as of the 3rd day of August 1999, by and among ANSON BANCORP, INC. ("Anson") and UWHARRIE CAPITAL CORP ("Uwharrie").

            WHEREAS, Anson is a North Carolina corporation with its principal office and place of business located in Wadesboro, North Carolina, and is the sole shareholder and parent company of Anson Savings Bank, Inc., a North Carolina stock chartered savings bank (the "Bank"); and,

            WHEREAS, Uwharrie is a North Carolina corporation with its principal office and place of business located in Albemarle, North Carolina, and is a registered bank holding company with direct and indirect banking and non-banking subsidiaries; and,

            WHEREAS, Uwharrie and Anson have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for Anson to be merged into Uwharrie with the effect that each of the outstanding shares of Anson's common stock will be converted into the right to receive an amount of cash, all in the manner and upon the terms and conditions contained in this Agreement; and,

            WHEREAS, to effectuate the foregoing, Uwharrie and Anson desire to adopt this Agreement which will provide, among other terms and conditions, that Uwharrie will form a wholly-owned North Carolina corporation to be named Anson Heritage, Inc. ("Anson Heritage") which will merge with Anson, causing Anson to become the wholly-owned subsidiary of Uwharrie, and that Anson Heritage subsequently will be merged with and into Uwharrie; and,

            WHEREAS, to effectuate the foregoing, Uwharrie and Anson desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended; and,

            WHEREAS, while Anson's Board of Directors has approved this Agreement, Anson has executed this Agreement subject to the approval of its shareholders and has agreed to present a proposal to approve the Agreement and the Plan of Anson Heritage Merger appended hereto to its shareholders at its annual meeting and will recommend to Anson's shareholders that they approve the Agreement and Plan of Anson Heritage Merger and the transactions described herein; and,

      WHEREAS, on the date hereof Uwharrie and Anson have entered into a Stock Option Agreement providing for the grant to Uwharrie by Anson of an option to purchase certain shares of the Common Stock of Anson; and

            WHEREAS, Uwharrie has executed this Agreement with the approval of its Board of Directors, including approval of the Plan of Anson Heritage Merger and the Plan of Uwharrie Merger and the transactions described herein; and,

            NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, Uwharrie and Anson hereby adopt and make this Agreement and mutually agree as follows:

                        ARTICLE I.  AGREEMENT TO MERGE

      1.01. NAMES OF MERGING CORPORATIONS. The names of the corporations proposed to be merged are Anson Bancorp, Inc. ("Anson"), Uwharrie Capital Corp ("Uwharrie") and Anson Heritage, Inc. ("Anson Heritage").

      1.02. NATURE OF TRANSACTION. Subject to the provisions of this Agreement, at the "Anson Heritage Merger Effective Time" (as defined in Paragraph 1.07 below), Anson shall be merged into and with Anson Heritage pursuant to N.C. GEN. STAT. SS. 55-11-01 and the Plan of Anson Heritage Merger attached hereto as Exhibit A (the "Anson Heritage Merger") and immediately thereafter, at the "Uwharrie Merger Effective Time" (as defined in paragraph 1.07 below), Anson Heritage as the resulting corporation from the Anson Heritage Merger shall merge with and into Uwharrie pursuant to N.C. GEN. Stat. SS. 55-11-04 and the Plan of Uwharrie Merger attached hereto as Exhibit B (the "Uwharrie Merger").

      1.03. EFFECT OF MERGER; SURVIVING CORPORATION. Subject to the terms and conditions of this Agreement and pursuant to the applicable provisions of North Carolina Law (a) at the Anson Heritage Merger Effective Time and as provided in the Plan of Anson Heritage Merger and N.C. GEN. STAT. SS. 55-11-06, the separate corporate existence of Anson shall cease and Anson Heritage shall continue as the surviving corporation with all of its purposes, objects, rights, privileges, power and franchises. At the Uwharrie Merger Effective Time and as provided in N.C. GEN. STAT. SS. 55-11-06, by reason of the Uwharrie Merger the separate corporate existence of Anson Heritage shall cease while the corporate existence of Uwharrie as the surviving corporation in the Uwharrie Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Uwharrie Merger. Following the Uwharrie Merger, the Bank shall continue to operate as the wholly-owned savings bank subsidiary of Uwharrie and, as a North Carolina savings bank, will continue to conduct its business and the business of the Bank at the then legally established office of the Bank. The duration of the corporate existence of Uwharrie, as the surviving corporation, shall be perpetual and unlimited.
      1.04. ASSETS AND LIABILITIES.

                              a. ANSON. At the Anson Heritage Merger Effective
Time and by reason of the Anson Heritage Merger, and in accordance with N.C. GEN. STAT. SS. 55-11-06, all of Anson's property, assets and rights of every kind and character (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and all and every other interest of or belonging to or due to Anson, whether tangible or intangible) shall be transferred to and vest in Anson Heritage, and Anson Heritage shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Anson, all without any conveyance, assignment or further act or deed; and, Anson Heritage shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of Anson as of the Anson Heritage Merger Effective Time.

            b. ANSON HERITAGE. At the Uwharrie Merger Effective Time and by reason of the Uwharrie Merger, and in accordance with N.C. GEN. STAT. SS. 55-11-06, all of Anson Heritage's property, assets and rights of every kind and character (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and all and every other interest of or belonging to or due to Anson Heritage, whether tangible or intangible) shall be transferred to and vest in Uwharrie, and Uwharrie shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Anson Heritage, all without any conveyance, assignment or further act or deed; and Uwharrie shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of Anson Heritage as of the Uwharrie Merger Effective Time.

      1.05. CONVERSION OF STOCK.
            --------------------

            a. Right to Receive Cash. At the Anson Heritage Merger Effective Time, all rights of Anson's shareholders with respect to all then outstanding shares of Anson's no par value common stock ("Anson Stock") shall cease to exist and, as consideration for and to effectuate the Anson Heritage Merger (and except as otherwise provided below) each such outstanding share of Anson Stock (other than any shares held by shareholders who properly exercise "dissenters' rights" pursuant to Article 13 of the North Carolina Business Corporation Act as provided below) shall be converted, without any action on the part of the holder of such share, Uwharrie, Anson or Anson Heritage, into the right to receive $17.30 in cash.

            At the Anson Heritage Merger Effective Time, and without any action by Anson, Uwharrie or any holder of Anson stock, Anson's stock transfer books shall be closed as to shareholders of Anson Stock immediately prior to the Anson Heritage Merger Effective Time and, thereafter, no transfer of Anson Stock by any such holder may be made or registered; and the holders of shares of Anson Stock shall cease to be, and shall have no further rights as, shareholders of Anson other than as provided herein. Following the Anson Heritage Merger Effective Time, certificates representing shares of Anson Stock outstanding at the Anson Heritage Merger Effective Time (herein sometimes referred to as "Old Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, (i) a check for the amount of cash to which such holders shall have become entitled on the basis of the per share price set forth above, or, (ii) in the case of shares of Anson Stock held by shareholders who properly exercise "dissenters' rights" pursuant to Article 13 of the North Carolina Business Corporation Act as provided below, cash as provided in Article 13 of the North Carolina Business Corporation Act.

            b. EXCHANGE PROCEDURES. At the Anson Heritage Merger Effective Time,

Uwharrie shall issue and deliver to Bank of Stanly (or such other bank as Uwharrie shall designate), in its capacity as Uwharrie's agent for purposes of the exchange of Anson Stock for cash (the "Exchange Agent"), one check representing the aggregate amount of cash to which all holders of Anson Stock shall have become entitled as provided above. As promptly as practicable following the Anson Heritage Merger Effective Time, Uwharrie shall send or cause to be sent to each former shareholder of Anson of record immediately prior to the Anson Heritage Merger Effective Time written instructions and transmittal materials in a form mutually agreed upon by Uwharrie and Anson (a "Transmittal Letter") for use in surrendering Old Certificates to the Exchange Agent. Upon the proper delivery to the Exchange Agent (in accordance with the above instructions) of a properly completed Transmittal Letter by a former shareholder of Anson, the Exchange Agent shall issue a check in the name of such shareholder for the amount of cash to which such shareholder shall have become entitled and shall deliver the same to such shareholder entitled thereto upon and in exchange for the surrender and delivery to the Exchange Agent by said individual shareholder of his or her Old Certificates.

            c. SURRENDER OF CERTIFICATES. Subject to Paragraph 1.05.f. below, no check shall be delivered to any former shareholder of Anson unless and until such shareholder shall have properly surrendered to the Exchange Agent the Old Certificate(s) formerly representing his or her shares of Anson Stock, together with a properly completed Transmittal Letter. No dividend or other distribution shall be payable with respect to any shares of Anson Stock subsequent to the Anson Heritage Merger Effective Time. The Exchange Agent shall continue to hold the amount payable to each former shareholder of Anson until such amount is claimed by that shareholder in accordance with the above procedures or until such amount is required to be paid or delivered to a public official pursuant to an applicable abandoned property, escheat, or similar law. Neither Uwharrie, Anson, nor the Exchange Agent, shall have any obligation to pay any interest on any amount of cash payable to a former shareholder of Anson for any period prior to such payment. Further, and notwithstanding any other provision of this Agreement, neither Uwharrie, Anson, nor the Exchange Agent shall be liable to a former holder of Anson Stock for any amount paid or delivered in good faith to a public official pursuant to any such applicable abandoned property, escheat, or similar law.

            d. ANTIDILUTIVE ADJUSTMENTS. If, following the date of this Agreement, Anson shall change the number of outstanding shares of Anson Stock as a result of a dividend payable in shares of Anson Stock, a stock split, a reclassification or other subdivision or combination of outstanding shares, or issue any additional shares of Anson Stock then an appropriate and proportionate adjustment will be made to decrease the amount of cash to be paid for each of the outstanding shares of Anson Stock.

            e. DISSENTERS' RIGHTS. Any shareholder of Anson who has and properly exercises the right of dissent and appraisal with respect to the Merger as provided in Article 13 of the North Carolina Business Corporation Act ("Dissenters' Rights") shall be entitled to receive payment of the fair value of his or her shares of Anson Stock in the manner and pursuant to the procedures provided therein. Shares of Anson Stock held by persons who exercise Dissenters' Rights shall not be converted into the right to receive cash as provided in Paragraph 1.05.a. above. However, if any shareholder of Anson who exercises Dissenters' Rights shall fail to perfect his or her Dissenters' Rights, or effectively shall waive or lose such right, then each of his or her shares of Anson Stock, at Uwharrie's sole option, shall be deemed to have been converted into the right to receive cash as of the Anson Heritage Merger Effective Time as provided in Paragraph 1.05.a. above.

            f. LOST CERTIFICATES. Any shareholder of Anson whose certificate evidencing shares of Anson Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a check representing the amount of cash to which he or she is entitled in accordance with and upon compliance with conditions imposed by the Exchange Agent or Uwharrie pursuant to the provisions of N.C. GEN. STAT. SS. 25-8-405 and N.C. Gen. STAT. SS. 25-8-104 (including without limitation a requirement that the shareholder provide a lost instruments indemnity or surety bond in form, substance and amount satisfactory to the Exchange Agent and Uwharrie).

            g. OUTSTANDING UWHARRIE STOCK. The status of the shares of the capital stock of Uwharrie which are outstanding immediately prior to the Anson Heritage Merger Effective Time shall not be affected by the Merger.

      1.06. Articles, Bylaws and Management. The Articles of Incorporation and Bylaws of Anson Heritage in effect at the Anson Heritage Merger Effective Time, shall be the Articles of Incorporation and bylaws of Anson Heritage as the surviving corporation. The officers and directors of Anson Heritage in office at the Anson Heritage Merger Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors. The Articles of Incorporation and bylaws of Uwharrie in effect at the Uwharrie Merger Effective Time shall be the Articles of Incorporation and bylaws of Uwharrie as the surviving corporation. The officers and directors of Uwharrie in office at the Uwharrie Merger Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

      1.07. CLOSING; ARTICLES OF MERGER; EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Uwharrie in Albemarle, North Carolina, or at such other place as Uwharrie shall designate, on a date mutually agreed to by Uwharrie and Anson (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of required approvals of the Anson Heritage Merger by governmental or regulatory authorities, the shareholders of Anson and the satisfaction of all other conditions precedent thereto specified in Article VII hereof (but in no event more than thirty (30) days following the expiration of all such required waiting periods). At the Closing, Uwharrie, Anson and Anson Heritage shall take such actions (including without limitation the delivery of certain closing documents) as are required herein and as shall otherwise be required by law to consummate the Anson Heritage Merger and cause it to become effective, and shall execute Articles of Anson Heritage Merger under North Carolina law which shall contain a "Plan of Merger" substantially in the form attached as Exhibit A hereto.

            Subject to the terms and conditions set forth herein (including without limitation the receipt of all required approvals of government and regulatory authorities), the Anson Heritage

Merger shall be effective on the date and at the time (the "Anson Heritage Merger Effective Time") designated in the Articles of Anson Heritage Merger executed at the Closing and filed with the North Carolina Secretary of State in accordance with law; immediately following the Anson Heritage Merger Effective Time, Uwharrie and Anson Heritage shall take such actions (including without limitation the delivery of certain closing documents, as are required herein and shall otherwise be required by law) to consummate the Uwharrie Merger and cause it to become effective. The Uwharrie Merger shall become effective on the same date as the Anson Heritage Merger, at such time following the Anson Heritage Merger Effective Time as Uwharrie specifies in its Articles of Merger (which shall contain a "Plan of Merger" substantially in the form of Exhibit B hereto), filed with the North Carolina Secretary of State; provided, however, that the date and time so specified as the Effective Time for either the Anson Heritage Merger or the Uwharrie Merger shall in no event be more than ten days following the Closing Date. If either the Articles of Merger for the Anson Heritage Merger or the Uwharrie Merger do not designate a date or specify a time as the Effective Time, then the respective Effective Times shall be that date and time when the Anson Heritage Merger Articles of Merger or Uwharrie Merger Articles of Merger are properly filed with the North Carolina Secretary of State.


             ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF ANSON

      Except as otherwise specifically provided herein or as "Previously Disclosed" (as defined in Paragraph 11.01. below) to Uwharrie, Anson hereby makes the following representations and warranties to Uwharrie.

      2.01. ORGANIZATION; STANDING; POWER. Anson and the Bank each (i) is duly organized and incorporated, validly existing and in good standing (as a business corporation and a savings bank, respectively) under the laws of North Carolina;
(ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Anson and the Bank considered as one enterprise; and, (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect.

      2.02. CAPITAL STOCK. Anson's authorized capital stock consists of 20,000,000 shares of common stock, no par value per share and 5,000,000 shares of preferred stock, no par value per share. As of the date of this Agreement, 585,124 shares of Anson Stock are issued and outstanding. No shares of Anson's preferred stock are issued and outstanding.

            The Bank's authorized capital stock consists of 100,000 shares of common stock, no par value per share ("Bank Stock"), of which 1,000 shares are issued and outstanding and constitutes the Bank's only outstanding security. The outstanding shares of Bank Stock are owned of record and beneficially by Anson.

            Each outstanding share of Anson Stock and Bank Stock, respectively,
(i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable, (ii) has not been issued in violation of the preemptive rights of any shareholder, and (iii) has been issued pursuant to and in compliance with the registration requirements under the Securities Act of 1933, as amended, or of an applicable exemption from such registration requirements.

      2.03. PRINCIPAL SHAREHOLDERS. No person or entity is known to Anson to beneficially own, directly or indirectly, more than 5% of the outstanding shares of Anson Stock.

      2.04. SUBSIDIARIES. Anson is the record and beneficial owner of all of the issued and outstanding shares of capital stock of the Bank. Otherwise, neither Anson nor the Bank has any subsidiary (direct or indirect), nor owns any stock or other equity interest in any corporation, service corporation, joint venture, partnership or other entity.

      2.05. CONVERTIBLE SECURITIES, OPTIONS, ETC. Neither Anson nor the Bank has any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Anson Stock or Bank Stock or any other securities of Anson or the Bank, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Anson Stock or Bank Stock or any other securities of Anson or the Bank, or (iii) plan, agreement or other arrangement pursuant to which shares of Anson Stock or Bank Stock or any other securities of Anson or the Bank, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

      2.06. AUTHORIZATION AND VALIDITY OF AGREEMENT; RECOMMENDATION OF ANSON'S BOARD OF DIRECTORS. This Agreement has been duly and validly approved by Anson's Board of Directors and executed and delivered on Anson's behalf. Subject only to approval of this Agreement by the shareholders of Anson in the manner required by law (as contemplated by Paragraph 4.01.a. below) and required approvals of regulatory authorities (as contemplated by Paragraph 7.01.a. below), (i) Anson has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to authorize Anson to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (iii) this Agreement has been executed on behalf of Anson and constitutes a valid and binding agreement of Anson enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally (B) by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

            Anson's Board of Directors has adopted resolutions to the effect that it considers the Anson Heritage Merger to be advisable and in the best interests of Anson and its shareholders, and that it recommends that Anson's shareholders vote their shares of Anson Stock at the Shareholder Meeting (as defined below) in favor of ratification and approval of this Agreement and the Plan of

Anson Heritage Merger contained herein.

      2.07. VALIDITY OF TRANSACTIONS; ABSENCE OF REQUIRED CONSENTS OR WAIVERS. Except where the same would not have a material adverse effect on Anson and the Bank considered as one enterprise, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Anson with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, Anson's Articles of Incorporation or Bylaws, any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Anson or the Bank is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of Anson's or the Bank's properties or assets; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Anson or the Bank; or, (v) interfere with or otherwise adversely affect Anson's or the Bank's ability to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of Uwharrie to carry on such business after the Effective Time.

            No consents, approvals or waivers are required to be obtained from any person or entity in connection with Anson's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of governmental or regulatory authorities as described in Paragraph 7.01.a. below and of Anson's shareholders as described in Paragraph 7.01.d. below.

      2.08. ANSON BOOKS AND RECORDS. Anson's and the Bank's books of account and business records have been maintained in substantial compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects Anson's and the Bank's respective items of income and expense and all of their respective assets, liabilities and shareholders' equity. The respective minute books of Anson and the Bank accurately reflect in all material respects the corporate actions which their respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Uwharrie and its representatives.

      2.09. ANSON REPORTS. Since June 19, 1998, and where the failure to file has had or could have a material adverse effect on Anson and the Bank considered as one enterprise, management, Anson and the Bank each has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Deposit Insurance Corporation (the "FDIC"), (ii) the Board of Governors of the Federal Reserve System (the "FRB"), (iii) the Securities and Exchange Commission (the "SEC"), (iv) the Administrator of the North Carolina Savings Institutions Division (the "Administrator"), or (v) any other governmental or regulatory authorities having jurisdiction over Anson or the Bank. All such reports, registrations and statements filed by Anson or the Bank with the FDIC, the FRB, the SEC, the Administrator or other such regulatory authority are collectively referred to herein as the "Anson

Reports." As of their respective dates, to the best knowledge and belief of Anson's management, each Anson Report complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which it was filed (as the same were in effect at the time of such filing) and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and, neither Anson nor the Bank has been notified that any such Anson Report was deficient in any material respect as to form or content. Anson shall deliver to Uwharrie, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made by it or the Bank with the FDIC, the SEC, the FRB, the Administrator or any other such regulatory authority following the date of this Agreement.

      2.10. ANSON FINANCIAL STATEMENTS. Anson has delivered to Uwharrie a copy of (i) Anson's or the Bank's, as the case may be, condensed statements of financial condition as of June 30, 1998 and March 31, 1999 and its condensed statements of income for the three months ended March 31, 1998 and 1999, condensed statements of income for the nine months ended March 31, 1998 and 1999 and condensed statements of cash flows for the nine months ended March 31, 1999, all unaudited (the "Anson Financial Statements"); and, following the date of this Agreement, Anson promptly will deliver to Uwharrie all other annual or interim financial statements hereafter prepared by or for Anson. The Anson Financial Statements and (including any related notes and schedules thereto) (i) are in accordance with Anson's books and records, and (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and present fairly Anson's consolidated financial condition, assets and liabilities, results of operations, and changes in cash flows as of the dates indicated and for the periods specified therein. The Anson Financial Statements (except for the interim periods) have been audited by Anson's independent certified public accountants, Faulkner and Thompson, P.A.

      2.11. TAX RETURNS AND OTHER TAX MATTERS. (i) Anson and the Bank each has timely filed or caused to be filed all federal, state and local tax returns and reports which are required by law to have been filed, and, to the best knowledge and belief of management of Anson, all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Anson or the Bank or their property have been fully paid (other than taxes or charges which are not yet delinquent, are being contested in good faith, have not been finally determined or for which there are adequate reserves that were established on or before June 30, 1998), and, with respect to any such taxes to become due from Anson or the Bank for any period or periods through and including June 30, 1998, adequate provision has been made for the payment of all such taxes and such provision is reflected in the Anson Financial Statements; (iii) the income, profits, franchise, sales, use, excise, withholding, employment and other tax returns of Anson and the Bank have not been subject to audit by the Internal Revenue Service ("IRS") or the Department of Revenue of the State of North Carolina in the last ten years and neither Anson nor the Bank has received any indication of the pendency of any audit or examination in connection with any tax return or report and has no knowledge that any such return or report is subject to adjustment; and (iv) neither Anson nor the

Bank has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitation) with respect to any tax year, the audit of any tax return or report or the assessment or collection of any tax. Any deferred taxes of Anson or the Bank have been provided for in the Anson Financial Statements in all material respects.

      2.12. ABSENCE OF MATERIAL ADVERSE CHANGES OR CERTAIN OTHER EVENTS.
            ------------------------------------------------------------

          a. Except for changes in laws or regulations or interest rates that affect financial institutions generally and for required changes in accounting methods, since June 30, 1998, Anson and the Bank have conducted their respective businesses only in the ordinary course, and there has been no material adverse change, and there has occurred no event or development and, to the best knowledge of management of Anson, there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a material adverse change, in or affecting the financial condition of Anson or the Bank or in their results of operations, prospects, business, assets, loan portfolio, investments, properties or operations.

          b. Since June 30, 1998, and other than in the ordinary course of its business, neither Anson nor the Bank has incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation or general benefits payable to its employees, suffered any loss, destruction or damage to any of its properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

      2.13. ABSENCE OF UNDISCLOSED LIABILITIES. The Anson Financial Statements reflect all material liabilities of Anson and the Bank required to be reflected therein pursuant to GAAP, and neither Anson nor the Bank has any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in Anson Interim Financial Statements, (ii) obligations or liabilities incurred in the ordinary course of their business since March 31, 1999 and which are not, individually or in the aggregate, material to Anson and the Bank considered as one enterprise, or (iii) liabilities or obligations for customary expenses directly related to the Anson Heritage Merger and the termination of, if appropriate and agreed to by Uwharrie and Anson, the Anson Pension Plan (as defined below).

      2.14. COMPLIANCE WITH EXISTING OBLIGATIONS. Anson and the Bank each has performed in all material respects all obligations required to be performed by it under, and it is not in default in any respect under, or in violation in any respect of, the terms and conditions of its Articles of Incorporation or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding or other undertaking (whether oral or written) to which Anson or the Bank is bound or by which it, its business, capital stock or any of its properties or assets may be affected where the effect of any such nonperformance, default or violation could have a material adverse effect on Anson and the Bank considered as one enterprise.

      2.15. LITIGATION AND COMPLIANCE WITH LAW.
            -----------------------------------

          a. There are no material actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of Anson or the Bank, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of Anson or the Bank, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Anson or the Bank or any of their properties or assets which, if determined adversely, could result in liability on the part of Anson or the Bank for, or subject it to, monetary damages, fines or penalties, an injunction, or which could have a material adverse effect on Anson's or the Bank's financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations or which could impair the ability of Anson to consummate the Merger;

          b. Anson and the Bank each has all licenses, permits, orders, authorizations or approvals ("Permits") of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its business or to own, lease and operate its properties; all such Permits are in full force and effect; no violations are or have been recorded in respect of any such Permits, the effect of which could have a material adverse effect on Anson and the Bank considered as one enterprise; and no proceeding is pending or, to the best knowledge of management of Anson and the Bank, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit;

          c. Neither Anson nor the Bank is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the FDIC, the Administrator or the FRB) relating to its financial condition, directors or officers, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against Anson or the Bank which in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of Anson or the Bank; and, neither Anson nor the Bank has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award;

          d. Neither Anson nor the Bank is in violation or default in any material respect under, and each has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by the Bank) and, to the best knowledge and belief of management of Anson and the Bank, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

      2.16. REAL PROPERTIES. Anson has Previously Disclosed to Uwharrie a listing of all real property owned by Anson or the Bank and which are being used or held for future use in connection with their respective businesses (the "Real Property") and all other real estate owned by Anson or the Bank (including without limitation all foreclosed properties owned by the Bank) (the "OREO"). Anson or the Bank, as the case may be, have good and marketable fee simple title to all such Real Property and OREO and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not affect materially the value of the Real Property or OREO and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby.

            To the best of the knowledge and belief of management of Anson, the Real Property and OREO complies in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use.

            All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which interferes with Anson's (or will interfere with Uwharrie's) use or materially affects the economic value thereof.

            Anson is not a party to any real property lease, whether as lessor or lessee.

      2.17. LOANS, ACCOUNTS, NOTES AND OTHER RECEIVABLES.
            ---------------------------------------------

          a. All loans, accounts, notes and other receivables reflected as assets on the Bank's books and records (A) have resulted from bona fide business transactions in the ordinary course of the Bank's operations, (B) in all material respects were made in accordance with the Bank's standard loan policies and procedures, and (C) are owned by the Bank free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

          b. All records of the Bank regarding all outstanding loans, accounts, notes and other receivables, and the OREO, are accurate in all material respects, and, with respect to each loan which the Bank's loan documentation indicates is secured by any real or personal property or property rights ("Loan Collateral"), such loan is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the Bank's records of such loan.

          c. To the best knowledge of management of the Bank, each loan reflected as an asset on the Bank's books, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

          d. The Bank has Previously Disclosed to Uwharrie a listing of (A) each loan, extension of credit or other asset of the Bank which, as of June 30, 1999, is classified by the FDIC, the Administrator or by the Bank as "Loss", "Doubtful", "Substandard" or "Special Mention" (or otherwise by words of similar import), or which the Bank has designated as a special asset or for special handling or placed on any "watch list" because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (B) each loan or extension of credit of Anson which, as of June 30, 1999, was past due as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete as of the date indicated.

          e. To the best knowledge and belief of Anson's management, each of the Bank's loans and other extensions of credit (with the exception of those loans and extensions of credit specified in the written listings described in Subparagraph (d) above) is collectible in the ordinary course of the Bank's business in an amount which is not less than the amount at which it is carried on the Bank's books and records.

          f. The Bank's reserve for possible loan losses (the "Loan Loss Reserve") shown in the Bank's Financial Statements has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the Administrator and, in the best judgment of the Bank's management, is reasonable in view of the size and character of the Bank's loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in the Bank's loan portfolio and other real estate owned.

      2.18. SECURITIES PORTFOLIO AND INVESTMENTS. All securities owned by Anson or the Bank for its own account (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Anson or the Bank to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time (other than pledges of securities in the ordinary course of the Bank's business to secure public funds deposits). There are no voting trusts or other agreements or undertakings to which Anson or the Bank is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which Anson or the Bank has "purchased" securities under agreement to resell (if any), Anson and the Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to Anson or the Bank which is secured by such collateral.

            Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since March 31, 1999, there has been no significant deterioration or material adverse change in the quality of Anson's or the Bank's securities portfolio.

      2.19. PERSONAL PROPERTY AND OTHER ASSETS. All assets of Anson and the Bank (including without limitation all banking equipment, data processing equipment, vehicles, and all other personal property located in or used in the operation of each office of Anson or the Bank or otherwise used by Anson or the Bank in the operation of its business) are owned by Anson and the Bank free and clear of all material liens, leases, encumbrances, title defects or exceptions to title. All of the Bank's banking equipment is in good operating condition and repair, ordinary wear and tear excepted.

      2.20. PATENTS AND TRADEMARKS. Anson and the Bank each owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted; and, neither Anson nor the Bank has violated, and neither of them currently are in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

      2.21. ENVIRONMENTAL MATTERS.
            ----------------------

            a. Anson has Previously Disclosed and provided to Uwharrie copies of all written reports, correspondence, notices or other materials, if any, in its possession pertaining to environmental reports, surveys, assessments, notices of violation, notices of regulatory requirements, penalty assessments, claims, actions or proceedings, past or pending, of the Real Property, the OREO or any of its Loan Collateral and any improvements thereon, or to any violation of applicable Environmental Laws (as defined below) on, affecting or otherwise involving the Real Property, the OREO, any Loan Collateral or otherwise involving Anson or the Bank.

            b. Except in compliance with applicable Environmental Laws (as defined below), there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control or clean-up in a reportable or regulated quantity of any hazardous, toxic or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, oil or other petroleum products or byproducts, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, or radiation ("Hazardous Substances") by any person on, from or relating to any parcel of the Real Property (or, to the best knowledge and belief of management of Anson, the OREO) since the date Anson or the Bank first acquired or occupied such parcel or, to the best of the knowledge and belief of management of Anson, at any time prior thereto.

            c. Except where such violation would not have a material adverse effect on Anson or the Bank considered as one enterprise, neither Anson nor the Bank has violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions (all such laws, rules, regulations, orders and other requirements being herein collectively referred to as "Environmental Laws"), and, to the best knowledge and belief of management of Anson and the Bank, there has been no violation of any Environmental Laws (defined below, including any violation with respect to or relating to any OREO or Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation Anson or the Bank is or may be responsible or liable.

            d. Neither Anson nor the Bank has received notice of any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control or clean-up of any Hazardous Substances on, from or relating to the Real Property or the OREO or, to the best knowledge of management of the Bank, any Loan Collateral.

            e. No facts, events or conditions relating to the Real Property, the OREO, or, to the best knowledge of management of the Bank, any Loan Collateral, or the operations of Anson or the Bank at its office location, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

                  For purposes of this Agreement, "Environmental Laws" shall include, without limitation:

               (i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

              (ii)      all contractual agreements, and

             (iii)      all common law,

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control or clean-up of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Oil Pollutant Act, the Coastal Zone Management Act, any "Superfund" or "Superlien" law, the North Carolina Oil Pollution and Hazardous Substances Control Act, the North Carolina Water and Air Resources Act and the North Carolina Occupational Safety and Health Act, including any amendments thereto from time to time).

      2.22. ABSENCE OF BROKERAGE OR FINDERS COMMISSIONS. (i) All negotiations relative to this Agreement and the transactions described herein have been carried on by Anson or its exclusive agent, Trident Financial Corporation ("Trident"), directly with Uwharrie; (ii) no person or firm other than Trident has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Anson or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with the transactions described herein; and, (iii) Anson has not agreed to pay any brokerage fee or other commission to any person or entity other than Trident in connection with the transactions described herein.

      2.23. MATERIAL CONTRACTS. Neither Anson nor the Bank is a party to or bound by any agreement (i) which involves money or other property in an amount or with a value in excess of $15,000, (ii) which is not to be performed in full prior to June 30, 2000, (iii) which calls for the provision of goods or services to Anson or the Bank and cannot be terminated without material penalty upon written notice to the other party thereto, (iv) which is material to Anson or the Bank and was not entered into in the ordinary course of business, (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (vi) which commits Anson or the Bank to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of the Bank's business), (vii) which involves the purchase or sale of any assets of Anson or the Bank, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Anson or the Bank, or (viii) which was made or entered into with any director, officer or principal shareholder of Anson or the Bank (including without limitation any employment or consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of the Bank's business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

            Neither Anson nor the Bank is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of Anson or the Bank.

      2.24. EMPLOYMENT MATTERS; EMPLOYEE RELATIONS. Anson and the Bank each (i) has paid in full to or accrued on behalf of all its directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all services performed by them to the date of this Agreement and (ii) is in material compliance with all federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and, no person has, to the knowledge of management of Anson or the Bank, asserted that Anson or the Bank is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

            There is no action, suit or proceeding by any person pending or, to the best knowledge of management of Anson or the Bank, threatened, against Anson or the Bank (or any of their respective employees), involving employment discrimination, sexual harassment, wrongful discharge or similar claims.

            Neither Anson nor the Bank is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending, or to the best knowledge of management of Anson or the Bank, threatened labor dispute, work stoppage or strike involving Anson or the Bank and any of its employees, or any pending or threatened proceeding in which it is asserted that Anson or the Bank has committed an unfair labor practice; and, neither Anson nor the Bank is aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

      2.25. EMPLOYMENT AGREEMENTS; EMPLOYEE BENEFIT PLANS.
            ----------------------------------------------

            a. Neither Anson nor the Bank is a party to or bound by any employment agreements with any of its directors, officers or employees.

            b. Anson has Previously Disclosed to Uwharrie a listing of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Anson or the Bank for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the "Plans"). True and complete copies of all Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to Uwharrie. Except as Previously Disclosed to Uwharrie, neither Anson nor the Bank maintains, sponsors, contributes to or otherwise participates in any "Employee Benefit Plan" within the meaning of SS. 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "Multiemployer Plan" within the meaning of SS. 3(37) of ERISA, or any "Multiple Employer Welfare Arrangement" within the meaning of SS. 3(40) of ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of SS. 3(2) of ERISA and which is intended to be qualified under SS. 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and each amendment thereto has received a favorable determination letter from the IRS, and neither Anson nor the Bank is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by Anson or the Bank) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed (allowing for any permitted extensions of filing deadlines).

            c. All "Employee Benefit Plans" maintained by or otherwise covering employees or former employees of Anson or the Bank, to the extent subject to ERISA, currently are, and at all times have been, in substantial compliance with all material provisions and requirements of ERISA, the Code, the Consolidated Omnibus Reconciliation Act of 1986 and regulations promulgated thereunder ("COBRA") and other applicable laws, the noncompliance of which will not have a material impact upon the business of Anson or the Bank. There is no pending or, to the knowledge of management of Anson and the Bank, threatened litigation relating to any Plan or any such Plan previously maintained by Anson or the Bank. Neither Anson nor the Bank has (i) engaged in a transaction with respect to any Plan that could subject Anson or the Bank to a tax or penalty imposed by either SS. 4975 of the Code or SS. 502(i) of ERISA or (ii) materially breached any duty or failed to perform any obligation imposed upon plan fiduciaries or plan administrators under ERISA.

            d. Anson has delivered to Uwharrie a true, correct and complete copy (including copies of all amendments thereto) of the 1990 Anson Savings Bank noncontributory defined benefit plan (the "Anson Pension Plan"), together with true, correct and complete copies of the current summary plan description relating to the Anson Pension Plan, the most recent determination letter received from the IRS regarding the Anson Pension Plan, and the most recently filed Annual Report (Form 5500 series) and related schedules, if any, for the Anson Pension Plan.

            The Anson Pension Plan is intended to be qualified under the provisions of SS. 401(a) of the Code, the trust under the Anson Pension Plan is intended to be an exempt trust under SS. 501(a) of the Code, and Anson has received a determination letter with respect to the Anson Pension Plan to said effect, including a determination letter covering the current terms and provisions of the Anson Pension Plan. There are no issues relating to said qualification or exemption of the Anson Pension Plan currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Anson Pension Plan and the administration thereof are in substantial compliance (and have been in substantial compliance since the establishment of the Anson Pension Plan) with all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Anson Pension Plan, the noncompliance of which of which will not have a material impact upon the business of Anson or the Bank. Without limiting the generality of the foregoing, all reports and returns with respect to the Anson Pension Plan required to be filed with any governmental department, agency, service or other authority have been properly and timely filed (allowing for any permitted extensions of filing deadlines). There are no issues or disputes with respect to the Anson Pension Plan or the administration thereof currently existing between Anson, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Anson or beneficiary of any such employee or any other person or entity. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the Anson Pension Plan.

            e. No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Anson or the Bank with respect to the Anson Pension Plan or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Anson. The Anson Pension Plan is and has been the only defined benefit pension plan maintained by Anson or the Bank. Neither Anson nor the Bank presently contributes to a "Multiemployer Plan" or has contributed to such a plan within the five calendar years since June 30, 1994. All contributions required to be made under the terms of the Plan have been timely made. Neither the Anson Pension Plan nor any other "employee benefit pension plan" maintained by Anson or the Bank has an "accumulated funding deficiency" (whether or not waived) within the meaning of SS. 412 of the Code or SS. 302 of ERISA. Neither Anson nor the Bank has provided, or is required to provide, security to any "pension plan" or to any "Single Employer Plan pursuant to SS. 401(a)(29) of the Code. Under the Anson Pension Plan and any other "employee benefit pension plan" maintained by Anson or the Bank, as of the last day of the most recently ended plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of SS. 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current fair market value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

            f. There are no restrictions on the rights of Anson to amend or terminate any Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided herein) (A) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any Plan or other agreement or arrangement to any director, officer, employee or consultant, (B) increase any benefits otherwise payable under any Plan or other agreement or arrangement, or (C) result in any acceleration of the time of payment or vesting of any such benefit.

      2.26. INSURANCE. Anson and the Bank have in effect a "banker's blanket bond" and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to Uwharrie (the "Policy" or "Policies"). Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in North Carolina; and, Anson and the Bank each has taken all requisite actions (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. Neither Anson nor the Bank is in default under the provisions of, has not received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims with respect to any Policy (and neither Anson nor the Bank is aware of any facts which would form the basis of any such claim), and neither Anson nor the Bank has any knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any such claim.

      2.27. INSURANCE OF DEPOSITS. All deposits of Anson are insured by the Savings Association Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Anson to the FDIC have been paid in full in a timely fashion, and, to the best of the knowledge and belief of Anson's executive officers, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

      2.28. OBSTACLES TO REGULATORY APPROVAL. To the best of the knowledge and belief of management of Anson and the Bank, there exists no fact or condition (including Anson's record of compliance with the Community Reinvestment Act) relating to Anson or the Bank that may reasonably be expected to prevent or materially impede or delay Uwharrie or Anson from obtaining the regulatory approvals required in order to consummate the transactions described herein, and, if any such fact or condition becomes known to Anson, Anson shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to the President of Uwharrie.

      2.29. DISCLOSURE. To the best of the knowledge and belief of management of Anson and the Bank, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Anson or the Bank at any time to Uwharrie in connection with this Agreement (including without limitation information "Previously Disclosed" by Anson), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Anson or the Bank to Uwharrie is or will be a true and complete copy of such document, unmodified except by another document delivered by Anson.


            ARTICLE III. REPRESENTATIONS AND WARRANTIES OF UWHARRIE

       Except as otherwise specifically described herein or as "Previously Disclosed" (as defined in Paragraph 11.01. below) to Anson, Uwharrie hereby makes the following representations and warranties to Anson.

      3.01. ORGANIZATION; STANDING; POWER. Uwharrie (i) is duly organized and incorporated, validly existing and in good standing as a corporation under the laws of North Carolina, (ii) has all requisite corporate power and authority to own its respective properties and conduct its respective business as now being conducted, (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Uwharrie and its subsidiaries considered as one enterprise, and (iv) is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on Uwharrie and its subsidiaries considered as one enterprise.

      3.02. AUTHORIZATION AND VALIDITY OF AGREEMENT. Subject only to approval of this Agreement by its Board of Directors in the manner required by law (as contemplated by Paragraph 7.01.d. below) and required approvals of regulatory authorities (as contemplated by Paragraph 7.01.a. below), (i) Uwharrie has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings required to be taken to authorize Uwharrie to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of Uwharrie enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally (B) by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

      3.03. VALIDITY OF TRANSACTIONS; ABSENCE OF REQUIRED CONSENTS OR WAIVERS. Except where the same would not have a material adverse effect on Uwharrie and its subsidiaries considered as one enterprise, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Uwharrie with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, Uwharrie's Articles of Incorporation or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Uwharrie is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of Uwharrie's properties or assets; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Uwharrie; or, (v) interfere with or otherwise adversely affect Uwharrie's ability to carry on its business as presently conducted.

            No consents, approvals or waivers are required to be obtained from any person or entity in connection with Uwharrie's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of governmental or regulatory authorities described in Paragraph 7.01.a. below and of the Boards of Directors of Uwharrie and Anson Heritage as described in Paragraph 7.01.d. below.

      3.04. OBSTACLES TO REGULATORY APPROVAL. To the best of the knowledge and belief of the executive officers of Uwharrie, no fact or condition relating to Uwharrie (including Uwharrie's record of compliance with the Community Reinvestment Act) exists that may reasonably be expected to prevent or materially impede or delay Uwharrie or Anson from obtaining the regulatory approvals required in order to consummate the transactions described herein, and, if any such fact or condition becomes known to the executive officers of Uwharrie, it promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the President of Anson.

      3.05. DISCLOSURE. To the best of the knowledge and belief of Uwharrie, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Uwharrie at any time to Anson in connection with this Agreement (including without limitation information "Previously Disclosed" by Uwharrie), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Uwharrie to Anson is or will be a true and complete copy of such document, unmodified except by another document delivered by Uwharrie.

      3.06. NO SHAREHOLDER APPROVAL. No approval of Uwharrie's shareholders is required to consummate the Anson Heritage Merger.

      3.07 FUNDS AVAILABILITY. Uwharrie has sufficient funds to pay the aggregate amount necessary to convert the shares of Anson Stock to cash in order to effectuate the Anson Heritage Merger.

      3.08 COMPLIANCE WITH CAPITAL ADEQUACY GUIDELINES. Uwharrie meets or exceeds all applicable capital adequacy regulatory standards as of June 30, 1999 and as of the date hereof, and Uwharrie meets or exceeds all applicable capital adequacy regulatory standards on a pro forma basis reflecting the Anson Heritage Merger (including the aggregate amount necessary to convert the shares of Anson Stock to cash) as of the date hereof and the Anson Heritage Merger Effective Time.


                        ARTICLE IV.  COVENANTS OF ANSON

      4.01. AFFIRMATIVE COVENANTS OF ANSON. Anson hereby covenants and agrees as follows with Uwharrie.

          a. MEETING OF SHAREHOLDERS. Anson shall cause a meeting of its shareholders (the "Shareholder Meeting", which may be a regular annual meeting or a specially called meeting) to be held as soon as reasonably possible (but in no event later than December 1, 1999) for the purpose of Anson's shareholders voting on the approval of this Agreement and the Plans of Merger included herein. In connection with the call and conduct of and all other matters relating to the Shareholder Meeting (including the solicitation of proxies), Anson shall fully comply with all provisions of applicable law and regulations (including without limitation the Securities Exchange Act of 1934 (the "Exchange Act") and rules and regulations promulgated thereunder by the SEC) and with Anson's Articles of Incorporation and By-laws.

          b. PREPARATION AND DISTRIBUTION OF PROXY STATEMENT. Anson will caused to be prepared a "Proxy Statement" for distribution to Anson's shareholders in connection with Anson's solicitation of voting proxies for use at the Shareholder Meeting. The Proxy Statement shall be in such form and shall contain or be accompanied by such information regarding the Shareholder Meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations (including without limitation the Exchange Act and rules and regulations promulgated thereunder) and otherwise as shall be agreed upon by Uwharrie and Anson. Anson shall cause the Proxy Statement to be filed with the SEC in accordance with its rules and regulations, and Anson shall, as promptly as possible, comply with or otherwise satisfactorily resolve any comments of the SEC thereon. Before the filing of the Proxy Statement with the SEC and again prior to its mailing to Anson's shareholders, Uwharrie shall have the right to review and comment on the form and content of the Proxy Statement.

            Anson will mail the Proxy Statement to its shareholders not less than 20 days prior to the scheduled date of the Shareholder Meeting.

          c. RECOMMENDATION OF ANSON'S BOARD OF DIRECTORS. Subject to the fulfillment by Anson's Board of Directors of its fiduciary duties to Anson's shareholders in the event a proposal to acquire Anson is received from another party that the Board of Directors reasonably determines to be of materially greater value to the shareholders than the consideration payable by Uwharrie pursuant to this Agreement, or unless Anson's Board of Directors reasonably believes that such a recommendation would violate the directors' fiduciary duties or obligations to Anson or to its shareholders (the "Fiduciary Release"), then the Proxy Statement will state that Anson's Board of Directors considers the Anson Heritage Merger to be advisable and in the best interests of Anson and its shareholders and that the Board of Directors recommends that Anson's shareholders vote their shares of Anson Stock at the Shareholder Meeting in favor of ratification and approval of this Agreement and the Plan of Anson Heritage Merger contained herein.

          d. CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME. While the parties recognize that the operation of Anson and the Bank until the Effective Time is the responsibility of Anson and the Bank and their respective Boards of Directors and officers, Anson agrees that, between the date of this Agreement and the Anson Heritage Merger Effective Time, Anson will carry on its business, and it will cause the Bank to carry on its business, in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its reasonable ability to do so, Anson agrees that it will:

                  (i) preserve intact its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;

                  (ii) maintain all its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

                  (iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

                  (iv) comply with all laws, rules and regulations applicable to it, its properties and to the conduct of its business;

                  (v) continue to maintain in force insurance such as is described in Paragraph 2.26. above; will not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, will not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and,

                  (vi) promptly provide to Uwharrie such information about Anson and the Bank and their financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations, as they reasonably shall request.

          e. NOTICE OF CERTAIN CHANGES OR EVENTS. Following the execution of this Agreement and up to the Effective Time, Anson promptly will notify Uwharrie in writing of and provide to it such information as it shall request regarding
(i) any material adverse change in its or the Bank's financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Anson herein, or any information disclosed to Uwharrie, to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of Anson's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01. or 7.03. below.

          f. FURTHER ACTION; INSTRUMENTS OF TRANSFER, ETC. Anson covenants and agrees with Uwharrie that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to Uwharrie all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested by either of them in consummating such transactions, and, (iii) will cooperate with Uwharrie in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

          g. TERMINATION AND FUNDING OF ANSON PENSION PLAN. Prior to the Anson Heritage Merger Effective Time, Anson, with the assistance of First Data Corporation, which shall have been retained by Anson for such purpose, shall take such steps as are required to initiate termination of the Anson Pension Plan in accordance with the standard plan termination procedures under SS.4041(a) and (b) of ERISA and to obtain from the IRS a favorable determination upon final termination as to the Anson Pension Plan's qualified status under SS.SS. 401 and 501 of the Code.


          h. APPLICATION FOR BANK CHARTER. Anson shall cooperate with Uwharrie to provide all information and to perform all acts and execute and deliver all documents and instruments required to apply to convert the charter of the Bank to that of a North Carolina commercial bank pursuant to N.C. GEN. STAT. SS.53-17.2.

      4.02. NEGATIVE COVENANTS OF ANSON. Anson hereby covenants and agrees that, between the date hereof and the Effective Time, Anson will not do any of the following things or take any of the following actions without the prior written consent and authorization of the President of Uwharrie.

          a. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS. Neither Anson nor the Bank will amend its Articles of Incorporation or Bylaws.

          b. CHANGE IN CAPITAL STOCK. Neither Anson nor the Bank will (i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or (ii) issue, sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), other than the issuance of shares of Anson Stock upon the exercise of stock options which are outstanding as of the date of this Agreement, or enter into any agreement or understanding with respect to any such action.

          c. OPTIONS, WARRANTS AND RIGHTS. Neither Anson nor the Bank will grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

          d. DIVIDENDS. Anson will not declare or pay any dividends or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

          e. EMPLOYMENT, BENEFIT OR RETIREMENT AGREEMENTS OR PLANS. Except as required by law, neither Anson nor the Bank will (i) enter into or become bound by any contract, agreement or commitment for the employment or compensation of any officer, employee or consultant which is not immediately terminable by Anson or the Bank without a termination penalty or similar liability on no more than thirty (30) days notice by Anson; (ii) adopt, enter into or become bound by any new or additional profit-sharing, bonus, incentive, change in control or "golden parachute", stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; or (iii) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

          f. INCREASE IN COMPENSATION. Except as otherwise provided herein, neither Anson nor the Bank will increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants. Notwithstanding anything contained herein to the contrary, this Paragraph 4.02.f. shall not prohibit annual merit increases in the salaries of its employees which are generally awarded in November of each year or other payments made to employees in connection with existing compensation or benefit plans so long as such increases or payments are effected at such times and in such manner and amounts as shall be consistent with Anson's past compensation policies and practices and, in the case of payments made pursuant to compensation or benefit plans, consistent with the terms of those plans. Additionally, on the first payroll date of Uwharrie following the Closing Date, each employee of the Bank, except Eugene W. Ward, shall receive an additional five percent (5%) salary increase plus an additional salary increase of $60.00 per month and Uwharrie will allow Anson to pay its employees (except Eugene W. Ward and W. LeGrand Bennett, Jr.) the annual bonus, in an amount consistent with prior years, in December 1999 that the Bank will accrue on its books from June 30, 1999 to December 31, 1999.

          g. ACCOUNTING PRACTICES. Neither Anson nor the Bank will make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

          h. ACQUISITIONS; ADDITIONAL BRANCH OFFICES. Neither Anson nor the Bank will directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

          i. CHANGES IN BUSINESS PRACTICES. Except as may be required by the FDIC, the Administrator, any other governmental or other regulatory agency, or as shall be required by applicable law, regulation or this Agreement, neither Anson nor the Bank will (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Paragraph 4.01.d. above).

          j. EXCLUSIVE MERGER AGREEMENT. Neither Anson nor the Bank will, directly or indirectly, through any person (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than Uwharrie) relating to a merger or other acquisition of Anson or the Bank, or the purchase or acquisition of any Anson Stock or Bank Stock or all or any significant part of Anson's or the Bank's assets; or provide assistance to any person in connection with any such offer; (ii) subject to the Fiduciary Release, disclose to any such person or entity any information not customarily disclosed to the public concerning Anson or the Bank or their business, or afford to any other person or entity access to its properties, facilities, books or records; (iii) sell or transfer all or any significant part of Anson's or the Bank's assets to any other person or entity, or (iv) subject to the Fiduciary Release, enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

          k. ACQUISITION OR DISPOSITION OF ASSETS. Neither Anson nor the Bank will without the express permission of Uwharrie:

               (i) sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a value on Anson's or the Bank's books or a fair market value, whichever is greater, of more than $5,000 for any individual item or asset, or more than $20,000 in the aggregate for all such items or assets;

              (ii) purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $5,000 for any individual item or asset, or more than $20,000 in the aggregate for all such items or assets;

             (iii) enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates Anson or the Bank for a period longer than 12 months;

              (iv) sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

               (v) sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset of Anson or the Bank (whether tangible or intangible, and including without limitation any trade name, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under Anson's or the Bank's corporate name or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright or intellectual property right.

          l. DEBT; LIABILITIES. Except in the ordinary course of its business consistent with its past practices (including routine borrowings for liquidity purposes from the Federal Home Loan Bank of Atlanta), neither Anson nor the Bank will (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).


          m. LIENS; ENCUMBRANCES. Neither Anson nor the Bank will mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (except as Previously Disclosed) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing of public funds deposits, repurchase agreements or other similar operating matters).

          n. WAIVER OF RIGHTS. Neither Anson nor the Bank will waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money's worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

          o. OTHER CONTRACTS. Neither Anson nor the Bank will enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Paragraph 4.02.) (i) for or with respect to any charitable contributions; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which Anson or the Bank would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit Anson or the Bank to make expenditures of more than $10,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of Anson's lending operations).


                       ARTICLE V.  COVENANTS OF UWHARRIE

      Uwharrie hereby covenants and agrees as follows with Anson.

      5.01. BOARD OF DIRECTORS. Subject to their agreement to serve as such, each of the members of the Bank's Board of Directors at the Anson Heritage Merger Effective Time shall continue to serve as a member of the Board of Directors of the Bank. Each such director's service as a director will be at Uwharrie's pleasure and will be subject to Uwharrie's normal policies and procedures regarding the appointment and service of directors of its subsidiary, Bank of Stanly, including directors fees. Notwithstanding the foregoing, Uwharrie agrees that each of the members of the Bank's Board of Directors shall continue to serve in such capacity for no less than one year from the Closing Date if each such member so desires to continue his service as a member of the Board of Directors of the Bank.

      5.02 DIVIDENDS. Uwharrie shall not declare, set aside, or pay dividends on any shares of any class of capital stock or make any other distribution of assets to the holders of any shares of any class of capital stock if the payment of such dividends might cause Uwharrie to be unable to meet its obligations under this Agreement.

      5.03 INCONSISTENT AGREEMENTS. Uwharrie shall not enter into any agreement, understanding, or commitment, written or oral, with any other party which is inconsistent in any material respect with the obligations of Uwharrie arising under this Agreement or which would prevent Uwharrie from completing the transactions contemplated by this Agreement; provided, however, nothing in this Agreement shall preclude Uwharrie from negotiating and concluding transactions with respect to a merger or other form of business combination with any other corporation or entity, so long as such transaction or transactions would not prevent, obstruct or delay completing the transactions contemplated by this Agreement.

      5.04 REIMBURSEMENT FOR CERTAIN EXPENSES. Uwharrie agrees to reimburse Anson for all costs and expenses associated with the employment of W. LeGrand Bennett, Jr. should the transactions contemplated hereby not be consummated.

                        ARTICLE VI.  MUTUAL AGREEMENTS

      6.01. REGULATORY APPROVALS. Promptly following the date of this Agreement, Uwharrie and Anson each shall use their respective best efforts in good faith to
(i) prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of them, respectively, by applicable law and regulations with respect to the transactions described herein (including applications to the FDIC, the FRB and the Administrator, and to any other applicable federal or state banking or other regulatory authority), and
(ii) obtain all necessary regulatory approvals required for consummation of the transactions described herein.

      Anson shall cooperate with Uwharrie in the preparation and filing of an application to the North Carolina State Banking Commission for the purpose of converting the Bank into a North Carolina-chartered commercial bank. The approval of the conversion of the Bank into a North Carolina-chartered commercial bank shall not be, notwithstanding any other provision herein, a prior condition for consummation of the transactions contemplated herein.

      6.02. INFORMATION FOR PREPARATION OF APPLICATIONS AND PROXY STATEMENT. Uwharrie and Anson each shall cooperate with the other in the preparation of all applications to regulatory authorities and the Proxy Statement. Uwharrie and Anson each shall respond promptly to requests for and furnish, and shall use its best efforts to cause its directors, officers, accountants and affiliates to respond promptly to requests for and furnish, all documents, information, financial statements or other material that may be reasonably requested by the other party or its legal counsel for inclusion in or to complete any such application or the Proxy Statement. Before the filing thereof with any regulatory authority, Uwharrie and Anson each shall have the right to review and comment on the form and content of any regulatory application to be filed by the other party in connection with the Anson Heritage Merger and the Uwharrie Merger. Should the appearance of any of the officers, directors, employees or counsel of either Uwharrie or Anson be requested by the other or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

            Uwharrie and Anson each hereby covenants with the other that none of the information provided by it for inclusion in any regulatory application or the Proxy Statement will, at the time such information is furnished, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading. At all times after Uwharrie or Anson shall furnish any such information to the other and up to the Effective Time, the party furnishing such information shall promptly notify the other if it comes to such party's attention that, due to any changes in circumstances or otherwise, any such regulatory application or the Proxy Statement contains an untrue statement of a material fact or omits any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

      6.03. ACCESS. Following the date of this Agreement and to and including the Anson Heritage Merger Effective Time, Anson shall provide Uwharrie and its employees, accountants, counsel and other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants, for purposes of the conduct of such reasonable investigation and review as Uwharrie shall, in its sole discretion, consider to be necessary or appropriate; provided, however, Uwharrie shall attempt to conduct any such review in such a manner as will not interfere unreasonably with Anson's normal operations, or with Anson's relationship with its customers or employees.

      6.04. COSTS. Subject to the provisions of Paragraph 8.03. below, and whether or not this Agreement shall be terminated or the Anson Heritage Merger shall be consummated, Anson and Uwharrie each shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, filing fees, printing and mailing costs, travel expenses, and, in the case of Anson, all fees owed to Trident and the cost of Anson's "Fairness Opinion" described in Paragraph 7.01.e. below, and, in the case of Uwharrie, the cost of the "Environmental Survey" described in Paragraph
6.06. below).

      6.05. ANNOUNCEMENTS. Anson and Uwharrie each agrees that no person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make, publish or circulate any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein or as otherwise shall, in the reasonable opinion of the disclosing party's legal counsel, be required by applicable law. In all events, each party shall give the other party a reasonable opportunity to review and comment on any such public announcement, statement or disclosure prior to the time that it is made, published or circulated.

      6.06. ENVIRONMENTAL STUDIES. At its option Uwharrie may cause to be conducted Phase I environmental assessments of the Real Property, the OREO or any Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as Uwharrie shall deem necessary or desirable (collectively, the "Environmental Survey"). Uwharrie shall attempt in good faith to complete all such Phase I environmental assessments within sixty
(60) days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of Paragraph 8.03. below, the costs of the Environmental Survey shall be paid by Uwharrie. If (i) the final results of any Environmental Survey (or any related analytical data) or other information available to Uwharrie reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, the OREO or Loan Collateral at any time prior to the Anson Heritage Merger Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, the OREO or Loan Collateral which constitutes or would or may constitute a violation of any Environmental Laws, and if, (ii) based on the advice of their legal counsel or other consultants, Uwharrie believes that Anson, the Bank or either of them (or Uwharrie as successor in interest to Anson) could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that Anson, the Bank or either of them could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, Anson could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, Uwharrie believes the amount of expenses or liability which Anson, the Bank or either of them (or Uwharrie as successor in interest to Anson) could incur or for which Anson, the Bank or either of them (or Uwharrie as successor in interest to Anson) could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time or over any period of time could (x) equal or exceed an aggregate of $50,000 but be less than $250,000, then Uwharrie may reduce the aggregate purchase price for the total number of issued and outstanding shares of Anson Stock by the amount of the environmental-related expense with a corresponding reduction in the purchase price per share to be paid to the holders of Anson Stock or (y) if such environmental-related expense should equal or exceed $250,000, then Uwharrie shall give Anson prompt written notice thereof (together with all information in its possession relating thereto) and, at Uwharrie's sole option and discretion, at any time thereafter and up to the Anson Heritage Merger Effective Time, Uwharrie may terminate this Agreement without further obligation or liability to Anson or its shareholders.

      6.07.       EMPLOYEES; SEVERANCE PAYMENTS; EMPLOYEE BENEFITS.
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            a. EMPLOYMENT AGREEMENTS. By virtue of the Anson Heritage Merger and Uwharrie Merger, Uwharrie shall assume Anson's obligations under its existing employment agreement with Eugene M. Ward. Uwharrie agrees that Eugene M. Ward may fulfill the first year of his existing employment agreement after the Closing Date as a marketing-public relations officer of the Bank, serving at the pleasure of the Board of Directors of the Bank. It is also understood by Uwharrie that the last two years of the employment of Eugene M. Ward under said agreement shall be effected, in Eugene M. Ward's discretion, either by a lump sum payment or in two equal payments over two tax years of the balance of the compensation due and owing and that Eugene M. Ward would be relieved of any further duties, obligations or responsibilities to the Bank and Uwharrie.

            b. EMPLOYMENT OF OTHER ANSON EMPLOYEES. With respect to employees who are not parties to employment agreements with Anson and provided they remain employed by Anson at the Effective Time, Uwharrie will employ such employees who accept such employment with Uwharrie on an "at will" basis. Employment so offered by Uwharrie to an employee of Anson shall be in such a position and for such rate of compensation as Uwharrie shall determine in its sole discretion; provided, however, in no event shall such rate of compensation be less than the employee's increased compensation determined pursuant to 4.02.f. Notwithstanding anything contained herein to the contrary, Uwharrie shall have the right to terminate the employment of any such employee for cause, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate Uwharrie to employ any such person for any specific period of time or in any specific position or to restrict Uwharrie's right to terminate the employment of any such person at any time, with or without cause and for any reason satisfactory to it.

            c. SEVERANCE COMPENSATION. With respect to any employee of Anson (other than employees who are parties to employment agreements with Anson) who accepts employment with Uwharrie at the Anson Heritage Merger Effective Time and whose employment is terminated by (i) the employee at any time within the twenty-four months following the Anson Heritage Merger because (a) such employee was requested to work outside of Anson County or (b) employee's base compensation was reduced or (ii) Uwharrie without cause following the Anson Heritage Merger Effective Time but prior to twenty-four (24) months following the Anson Heritage Merger Effective Time, Uwharrie will pay severance compensation to such employee calculated in accordance with the Anson Savings Bank, Inc. Severance Plan dated April 29, 1998.

            d. EMPLOYEE BENEFITS. Except as otherwise provided herein, any employee of Anson who becomes an employee of Uwharrie at the Anson Heritage Merger Effective Time (a "New Employee") shall become entitled to receive all employee benefits and to participate in all benefit plans provided by Uwharrie on the same basis (including costs) and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of Uwharrie. However, each New Employee shall be given credit for his or her full years of service with Anson for purposes of (i) entitlement to vacation and sick leave and for qualification for medical and similar insurance plans, and, (ii) to the extent permitted under ERISA, the Code and any regulations thereunder, eligibility for participation and vesting in Uwharrie's Section 401(k) savings plan and in its Employee Stock Ownership Plan (the "Uwharrie Employee Benefit Plans"); provided, however, that no New Employee will be entitled to or be given credit for past service with Anson for purposes of the calculation or determination of benefits under the Uwharrie Employee Benefit Plans.

                  Notwithstanding anything contained herein to the contrary, if Uwharrie shall believe in good faith, upon the advice of its legal counsel or employee benefits consultants, that the granting of any such past service credit would not be permissible under the terms and requirements of ERISA, the Code, any governmental rules, regulations and policies thereunder, or any other law or regulations applicable to the operation of any such plan or program, or otherwise would expose any such plan or program or Uwharrie to any penalty, then Uwharrie shall not be required to give any New Employee any such credit for past service with Anson.

                  The number of days of vacation and sick leave, respectively, which shall be available to any New Employee during 1999 as an employee of Uwharrie shall be reduced by the number of days of vacation or sick leave used by such New Employee during 1999 prior to the Effective Time as an employee of Anson.

            E. EMPLOYEE BONUS. Each employee of the Bank, except for Eugene M. Ward, shall be paid a bonus of two months salary on a date that is ninety (90) days following the Closing Date provided such employee remains employed by the Bank during such ninety (90) day period.

      6.08. CONFIDENTIALITY. Uwharrie and Anson each agrees that it will treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other parties. Further, Uwharrie and Anson each agrees that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Paragraph 6.08.), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by any regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law.

      In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other parties all copies of any and all documents or other written materials or information of or relating to such other parties which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other parties.

      The parties' obligations of confidentiality under this Paragraph 6.08. shall supersede any previous confidentiality agreements between them and shall survive and remain in effect following any termination of this Agreement.

     6.09. DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Uwharrie and Anson agree that, to the extent the same can be purchased at a reasonable cost, then immediately prior to the Closing Date Anson shall purchase "tail" coverage under and in the same amount of coverage as is provided by its then current directors' and officers' liability insurance policy, effective as of the Anson Heritage Merger Effective Time and effective for a period of three (3) years.

                 ARTICLE VII.  CONDITIONS PRECEDENT TO MERGER

      7.01. CONDITIONS TO ALL PARTIES' OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date.

          A. APPROVAL BY GOVERNMENTAL OR REGULATORY AUTHORITIES; NO DISADVANTAGEOUS CONDITIONS. (i) The Anson Heritage Merger and other transactions described herein shall have been approved, to the extent required by law, by the FRB, the Administrator, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions, (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by Uwharrie or Anson to be materially disadvantageous or burdensome or to impact so adversely the economic or business benefits of this Agreement to Uwharrie or to Anson's shareholders as to render it inadvisable for them to consummate the Anson Heritage Merger; (iii) all waiting periods required following necessary approvals by governmental or regulatory agencies or authorities shall have expired, and, in the case of the waiting period following approval by the FRB, no unwithdrawn objection to the Anson Heritage Merger shall have been raised by the U.S. Department of Justice; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

          b. ADVERSE PROCEEDINGS, INJUNCTION, ETC. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Anson Heritage Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Anson Heritage Merger or any of such other transactions by the U.S. Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Anson Heritage Merger or any other such transaction; or (iii) any pending or threatened suit, action or proceeding by any person (including any governmental, administrative or regulatory agency) relating to the Anson Heritage Merger or any such other transactions.

          c. PROXY MATERIALS. Anson's Proxy Statement shall have been filed with and cleared by the SEC, and all comments of the SEC on the Proxy Statement shall have been resolved in a satisfactory manner, all as required by and in accordance with the Exchange Act and rules and regulations promulgated thereunder.

          d. APPROVAL BY BOARDS OF DIRECTORS AND SHAREHOLDERS. The Boards of Directors of Uwharrie and Anson shall have duly approved and adopted this Agreement by appropriate resolutions, and the shareholders of Anson shall have duly approved, ratified and confirmed this Agreement, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and Bylaws.

          e. FAIRNESS OPINION. Anson's Board of Directors shall have received from Trident a written opinion (the "Fairness Opinion"), dated as of a date within five days preceding the mailing of the Proxy Statement to Anson's shareholders in connection with the Shareholder Meeting, to the effect that the terms of the Anson Heritage Merger are fair, from a financial point of view, to Anson and its shareholders; and, Trident shall have delivered a letter to Anson's Board of

Directors, dated as of a date within five days preceding the Closing Date, to the effect that it remains its opinion that the terms of the Anson Heritage Merger are fair, from a financial point of view, to Anson and its shareholders.

          f. NO TERMINATION OR ABANDONMENT. This Agreement shall not have been terminated by any party hereto.

          g. ARTICLES OF MERGER. Articles of Anson Heritage Merger and Uwharrie Merger in the form described in Paragraph 1.07. above shall have been duly executed by the appropriate parties as provided in that Paragraph.

      7.02. ADDITIONAL CONDITIONS TO ANSON'S OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, Anson's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date.

          a. COMPLIANCE WITH LAWS. Uwharrie shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Uwharrie and its consolidated subsidiaries considered as one enterprise.

          b. UWHARRIE'S REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF AGREEMENTS; OFFICERS' CERTIFICATE. Unless waived in writing by Anson as provided in Paragraph 11.03. below, each of the representations and warranties of Uwharrie contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Uwharrie and its consolidated subsidiaries considered as one enterprise, and (ii) as otherwise contemplated by this Agreement; and Uwharrie shall have performed in all material respects all its respective obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                  Anson shall have received a certificate dated as of the Closing Date and executed by Uwharrie's President to the foregoing effect.

          c. LEGAL OPINION OF UWHARRIE COUNSEL. Anson shall have received from Uwharrie's legal counsel, Anthony Gaeta, Jr., P.A., a written opinion dated as of the Closing Date and substantially in the form of Schedule B attached hereto or otherwise in form and substance reasonably satisfactory to Anson.

          d. OTHER DOCUMENTS AND INFORMATION FROM UWHARRIE. Uwharrie shall have provided to Anson correct and complete copies of its Bylaws, Articles of Incorporation and board resolutions (all certified by Uwharrie's Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by Anson or its counsel.

          e. ACCEPTANCE BY ANSON'S COUNSEL. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to Anson's legal counsel.

      7.03. ADDITIONAL CONDITIONS TO UWHARRIE'S OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, Uwharrie's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date.

          a. MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Anson or the Bank, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, excluding changes in laws or regulations or interest rates generally affecting financial institutions or required changes in accounting methods.

          b. COMPLIANCE WITH LAWS. Anson and the Bank shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Anson.

          C. ANSON'S REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF AGREEMENTS; OFFICERS' CERTIFICATE. Unless waived in writing by Uwharrie as provided in Paragraph 11.03. below, each of the representations and warranties of Anson contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Anson, and (ii) as otherwise contemplated by this Agreement; and Anson shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                  Uwharrie shall have received a certificate dated as of the Closing Date and executed by Anson's President to the foregoing effect and as to such other matters as may be reasonably requested by Uwharrie.

          d. LEGAL OPINION OF ANSON COUNSEL. Uwharrie shall have received from Anson's legal counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., a written opinion, dated as of the Closing Date and substantially in the form of Schedule C attached hereto or otherwise in form and substance reasonably satisfactory to Uwharrie.

          e. OTHER DOCUMENTS AND INFORMATION FROM ANSON. Anson shall have provided to Uwharrie correct and complete copies of Anson's Articles of Incorporation, Bylaws and board and shareholder resolutions (all certified by Anson's Secretary), together with certificates of the incumbency of Anson's officers and such other closing documents and information as may be reasonably requested by Uwharrie or its counsel.

          f. ACCEPTANCE BY UWHARRIE'S COUNSEL. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to Uwharrie's legal counsel.

          g. CERTAIN MERGER EXPENSES. The aggregate of amounts paid or payable by Anson for legal fees in connection with or related to the Anson Heritage Merger shall not exceed $40,000.

          h. PENSION PLAN EXPENSES. (i) Anson and Uwharrie shall have received from First Data Corporation, in writing, a projection (based on then current Plan assets, Plan participants and rate assumptions) of the total amount of additional contributions that will be required to be made to the Anson Pension Plan in order for Plan assets to be sufficient to satisfy total projected liabilities upon final termination of the Plan, and (ii) the aggregate of amounts paid or reasonably projected to be payable by Anson (or by Uwharrie as successor to Anson) after the date of this Agreement in connection with the termination of the Anson Pension Plan (whether by way of underfunding liability, additional Plan contributions or penalties), shall not exceed $200,000, not including any costs associated with W. LeGrand Bennett, Jr.'s employment.



                 ARTICLE VIII.  TERMINATION; BREACH; REMEDIES

      8.01. MUTUAL TERMINATION. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of Anson), this Agreement may be terminated by the mutual agreement of Uwharrie and Anson. Upon any such mutual termination, all obligations of Uwharrie and Anson hereunder shall terminate and each party shall pay costs and expenses as provided in Paragraph 6.04. above.

      8.02. UNILATERAL TERMINATION. This Agreement may be terminated by either Uwharrie or Anson (whether before or after approval hereof by Anson's shareholders) upon written notice to the other parties and under the circumstances described below.

          a. TERMINATION BY UWHARRIE. This Agreement may be terminated by Uwharrie by action of its Board of Directors or Executive Committee:

               (i) if Anson shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or Article VI herein in any material respect;

              (ii) if Uwharrie determines at any time that any of Anson's representations or warranties contained in Article II or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development, or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause, any such representations or warranties to become false or misleading in any material respect;

             (iii) if Anson's shareholders do not ratify and approve this Agreement and approve the Anson Heritage Merger at the Shareholder Meeting, or if the Shareholder Meeting is not held on or before December 1, 1999, unless such failure to ratify and approve, or to hold the Shareholder Meeting by that date, results from Uwharrie's failure to satisfy its obligations under Paragraph
6.02. above to provide information for inclusion in the Proxy Statement;

              (iv) under the circumstances described in Paragraph 6.06. above or Paragraph 11.01. below; or,

               (v) if any of the conditions of the obligations of Uwharrie (as set forth in Paragraph 7.01. or 7.03. above) shall not have been satisfied or effectively waived in writing by Uwharrie, or if the Anson Heritage Merger shall not have become effective, on or before January 31, 2000, unless such date is extended as evidenced by the written mutual agreement of the parties hereto.

            However, before Uwharrie may terminate this Agreement for any of the reasons specified above in (i) or (ii) of this Paragraph 8.02.a., it shall give written notice to Anson as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Uwharrie shall not become effective if, within thirty (30) days following the giving of such notice, Anson shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Uwharrie.

          b. TERMINATION BY ANSON. This Agreement may be terminated by Anson by action of its Board of Directors:

               (i) if Uwharrie shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or VI herein in any material respect;

              (ii) if Anson determines that any of Uwharrie's representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause, any such representations or warranties to become false or misleading in any material respect;

             (iii) if its shareholders do not ratify and approve this Agreement and approve the Anson Heritage Merger at the Shareholder Meeting, or if the Shareholder Meeting is not held on or before December 1, 1999, unless such failure to ratify and approve, or to hold the Shareholder Meeting by that date, results from Anson's failure to satisfy its obligations contained in Paragraphs 4.01.a., 4.01.b. or 6.02. above; or,

              (iv) if any of the conditions of the obligations of Anson (as set forth in Paragraph 7.01. or 7.02. above) shall not have been satisfied or effectively waived in writing by Anson, or if the Merger shall not have become effective, on or before January 31, 2000, unless such date is extended as evidenced by the written mutual agreement of the parties hereto.

            However, before Anson may terminate this Agreement for any of the reasons specified above in clause (i) or (ii) of this Paragraph 8.02.b., it shall give written notice to Uwharrie as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Anson shall not become effective if, within thirty (30) days following the giving of such notice, Uwharrie shall cure such breach, default or violation or satisfy such condition the reasonable satisfaction of Anson.

      8.03. BREACH; REMEDIES. Except as otherwise provided below, (i) in the event of a material breach by Anson of any of its representations or warranties contained in Article II of this Agreement, or in the event of its failure to perform or a violation of any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then (subject to Anson's limited right to notice of default and opportunity to cure provided in Paragraph 8.02.a. above) Uwharrie's sole right and remedy shall be to terminate this Agreement prior to the Anson Heritage Merger Effective Time as provided in Paragraph 8.02.a. above, or, in the case of a failure to perform or a violation of any obligations, agreements or covenants, to seek specific performance thereof; and (ii) in the event of any such termination of this Agreement by Uwharrie, then Anson shall be obligated to reimburse Uwharrie for up to (but not more than) $100,000 in expenses described in Paragraph 6.04. which actually have been incurred by it and Anson will be required to pay Uwharrie $200,000 as liquidated damages in full compensation of all other harm suffered by Uwharrie as a result of such termination.

            Likewise, and except as otherwise provided below, (i) in the event of a material breach by Uwharrie of any of its representations or warranties contained in Article III of this Agreement, or in the event of its failure to perform or a violation of any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then (subject to Uwharrie's limited right to notice of default and opportunity to cure provided in Paragraph 8.02.b. above) Anson's sole right and remedy shall be to terminate this Agreement prior to the Anson Heritage Merger Effective Time as provided in Paragraph 8.02.b. above, or, in the case of a failure to perform or a violation of any obligations, agreements or covenants, to seek specific performance thereof; and, (ii) in the event of any such termination of this Agreement by Anson, then Uwharrie shall be obligated to reimburse Anson for up to (but not more than) $100,000 in expenses described in Paragraph 6.04. which actually have been incurred by it and Uwharrie will be required to pay Anson $200,000 as liquidated damages in full compensation of all other harm suffered by Anson as a result of such termination.

            Notwithstanding anything contained herein to the contrary, if any party to this Agreement breaches this Agreement by willfully or intentionally failing to perform or violating any of its obligations, agreements or covenants contained in Articles IV, V or VI of this Agreement, such party shall be obligated to pay all expenses of the other party(ies) described in Paragraph 6.04., together with other damages recoverable at law or in equity.


                         ARTICLE IX.  INDEMNIFICATION

      9.01. INDEMNIFICATION. From and after the Anson Heritage Merger Effective Time through the third anniversary of the Anson Heritage Merger Effective Time, Uwharrie shall indemnify and hold harmless each present and former director, officer and employee of Anson and the Bank determined as of the Anson Heritage Merger Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Anson Heritage Merger Effective Time, whether asserted or claimed prior to, at or after the Anson Heritage Merger Effective Time, to the fullest extent to which such Indemnified Parties were entitled under North Carolina law and Anson and the Bank's Articles of Incorporation and Bylaws as in effect on the date hereof.

      Any Indemnified Party wishing to claim indemnification under this Section 9.01., upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Uwharrie, but the failure to so notify shall not relieve Uwharrie or any liability it may have to such Indemnified Party if such failure does not materially prejudice Uwharrie. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Anson Heritage Merger Effective Time), (i) Uwharrie shall have the right to assume the defense thereof and Uwharrie shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Uwharrie elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Uwharrie and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Uwharrie, and Uwharrie shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Uwharrie shall not be liable for any settlement effected without its prior written consent.

      In the event that Uwharrie or any of its respective successors or assigns
(i) consolidates with
or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 9.01., which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties and his or her heirs and representatives.


            ARTICLE X.  INDIVIDUAL AGREEMENTS OF ANSON'S DIRECTORS

      By their execution of this Agreement in their individual capacity, each of Anson's directors individually makes the following agreements with Uwharrie but, except as to the agreements contained in this Article X, shall not, for any other purpose or in any other respect, be deemed parties to this Agreement.

      10.01. ACTIONS AS A DIRECTOR. As a director of Anson, unless there has been a material change in circumstances since the date of this Agreement or for any reason it would, in such director's reasonable opinion, violate his fiduciary duty or obligations as a director to Anson or to its shareholders, he will: (i) recommend to Anson's shareholders that they vote their shares in favor of ratification and approval of the Agreement and approval of the Anson Heritage Merger described therein; (ii) vote against any action on the part of Anson that would be in violation of the Agreement; and (iii) vote in favor of any action on the part of Anson that is necessary or appropriate to carry out the intent and purposes or the Agreement.

      10.02. ACTIONS AS AN INDIVIDUAL. Individually, each director of Anson will: (i) at the Shareholder Meeting, vote all shares of Anson's common stock which he has the power to vote in favor of ratification and approval of this Agreement and approval of the Anson Heritage Merger described herein; and (ii) during a period commencing on the effective date of this Agreement and ending one year following the Anson Heritage Merger Effective Time (the "Restriction Period"), he will not "Compete" (as defined below), directly or indirectly, with Anson, the Bank or Uwharrie in the geographic area consisting of Anson County, North Carolina (the "Relevant Market") so long as each director continues to serve as a director of the Bank during such one-year period. Each Anson director hereby acknowledges and agrees that the Relevant Market and Restriction Period are limited in scope to the geographic territory and period of time reasonably necessary to protect Uwharrie's economic interest to be acquired in connection with the Anson Heritage Merger.

      10.03. DEFINITIONS. For the purposes of Paragraph 10.02 above, the following terms shall have the meanings set forth below:

          a. COMPETE. The term "Compete" means: (i) soliciting or securing deposits from any Person residing in the Relevant Market for any Financial Institution; (ii) soliciting any Person residing in the Relevant Market to become a borrower from any Financial Institution, or assisting (other than through the performance of ministerial or clerical duties) any Financial Institution in making loans to any such Person; (iii) soliciting any Person residing in the Relevant Market to purchase an insurance policy from or through any insurance agent or agency other than

Anson, the Bank or Uwharrie; (iv) inducing or attempting to induce any Person who is or was a Customer of Anson or the Bank at or prior to the Anson Heritage Merger Effective Time, or who is a Customer of Uwharrie after the Anson Heritage Merger Effective Time, to change any depository, loan and/or other banking relationship of the Customer from Anson or Uwharrie to another Financial Institution; (v) acting as a consultant, officer, director (including an advisory or "local" director), independent contractor, or employee of any Financial Institution that has its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, supervision, business or operation of any office of such Financial Institution located in the Relevant Market; (vi) acting as an advisory or "local" director for any Financial Institution with respect to a branch office located in the Relevant Market; or (vii) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who is or was a Customer of Anson or the Bank at or prior to the Anson Heritage Merger Effective Time, or who is a Customer of Uwharrie after the Anson Heritage Merger Effective Time.

          b. CUSTOMER. The terms "Customer of Anson", "Customer of the Bank" and "Customer of Uwharrie" mean any Person with whom Anson, the Bank or Uwharrie, respectively, has a depository, loan, insurance and/or other banking or financial service relationship.

          c. FINANCIAL INSTITUTION. The term "Financial Institution" means any federal or state chartered bank, savings bank, savings and loan association or credit union, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than Anson, Uwharrie or one of their affiliated corporations.

          d. PERSON. The term "Person" means any natural person or any corporation, partnership, proprietorship, joint venture, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.



                     ARTICLE XI.  MISCELLANEOUS PROVISIONS

      11.01. "PREVIOUSLY DISCLOSED" INFORMATION. "Previously Disclosed" shall mean the disclosure of information in a disclosure schedule delivered by either Anson or Uwharrie, as the case may be, not later than the date hereof and which specifically refers to this Agreement and is arranged in paragraphs corresponding to the Paragraphs, subparagraphs and items of this Agreement applicable thereto.

            Information disclosed in a disclosure schedule described above shall be deemed to have been Previously Disclosed for the purpose of any given Paragraph, subparagraph or item of this Agreement only to the extent that information is expressly set forth in such party's disclosure schedule described above and that, in connection with such disclosure, a specific reference is made in the disclosure schedule to that Paragraph, subparagraph or item.

      11.02.      SURVIVAL OF  REPRESENTATIONS,  WARRANTIES,  INDEMNIFICATION
                  -----------------------------------------------------------
AND OTHER AGREEMENTS.
---------------------

          a. REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. None of the representations, warranties or agreements herein shall survive the effectiveness of the Anson Heritage Merger, and no party shall have any right after the Anson Heritage Merger Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties' agreements contained in Paragraph 6.08. above shall survive the effectiveness of the Anson Heritage Merger.

          b. INDEMNIFICATION. Uwharrie's indemnification agreements and obligations pursuant to Paragraph 9.1. above shall become effective only in the event of and following consummation of the Anson Heritage Merger.

      11.03. WAIVER. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof. No waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand a full and complete compliance with such terms.

      11.04. AMENDMENT. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Anson Heritage Merger Effective Time, and either before or after its approval by the shareholders of Anson by an agreement in writing approved by a majority of the Boards of Directors of Uwharrie and Anson executed in the same manner as this Agreement; provided however, that, except with the further approval of Anson's shareholders of that change or as otherwise provided herein, following approval of this Agreement by the shareholders of Anson no change may be made in the formula for determining the amount of cash to be paid for each share of Anson Stock.

      11.05. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, postage prepaid, as follows:



IF TO ANSON OR THE BANK:           WITH COPY TO:
Anson Bancorp, Inc.                Brooks, Pierce, McLendon,
211 South Greene Street            Humphrey,
Wadesboro, North Carolina  28170   & Leonard, L.L.P.
                                   2000 Renaissance Plaza
                                   230 N. Elm Street
                                   Greensboro, North Carolina 27401

Attention:   Eugene   M.   Ward,
President                          Attention:  Jean C. Brooks

IF TO UWHARRIE:                    WITH COPY TO:
Uwharrie Capital Corp              Anthony Gaeta, Jr., P.A.
134 North First Street             808 Salem Woods Drive, Suite 201
Albemarle, North Carolina 28001    Raleigh ,North Carolina 27615

Attention: Roger L. Dick,          Attention:  Anthony Gaeta, Jr.
President


      11.06. FURTHER ASSURANCE. Uwharrie and Anson each agree to furnish to the others such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other parties may reasonably request.

      11.07. HEADINGS AND CAPTIONS. Headings and captions of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

      11.08. ENTIRE AGREEMENT. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or and agreements between, any of the parties hereto other than those contained herein in writing.

      11.09. SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

      11.10. ASSIGNMENT. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties hereto.

      11.11. COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

      11.12. GOVERNING LAW. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.

      IN WITNESS WHEREOF, Uwharrie and Anson each has caused this Agreement to be executed in its name by its duly authorized officers as of the date first above written.

                                    ANSON BANCORP, INC.



                                    By:   _________________________________
                                          Eugene M. Ward, President

ATTEST:


-------------------------------
Veda H. Edwards,  Secretary



                                    UWHARRIE CAPITAL CORP



                                          ----------------------------------
                                    By:   Roger L. Dick, President

ATTEST:


------------------------------
Tamara M. Singletary, Secretary

      The undersigned directors of Anson, by their execution of this Agreement in their individual capacities, hereby agree to the provisions of Article X hereof, but, except as to the agreements contained in Article X, shall not, for any other purpose or in any other respect, be deemed parties to this Agreement.

      WITNESS our hands and seals this the date first above written.




            _________________________________________________(SEAL)
            Preston A. Burns, Chairman


            _________________________________________________(SEAL)
            John J. Crawford, Director


            _________________________________________________(SEAL)
            W. Kenneth Huntley, Director


            _________________________________________________(SEAL)
            Emmett S. Patterson, Director


            _________________________________________________(SEAL)
            John R. Potter, Director


            _________________________________________________(SEAL)
            H. Patrick Taylor, Jr., Director


            _________________________________________________(SEAL)
            Eugene M. Ward, President, Chief Executive Officer and  Director